Exhibit 10.1
October 19, 2010
Mr. Harald Braun
[Address]
Dear Harald,
     On behalf of BigBand Networks, Inc. (“BigBand” or “the Company”), I am pleased that, in addition to your continued service as a member of the Company’s Board of Directors, you’ve agreed to assist the Company by assuming an executive role on an interim basis by agreeing to serve as Executive Vice President, reporting to me in this capacity. Your service under this Agreement is expected to last for nine months from the date hereof, but may be extended by the written agreement of both parties hereto.
Executive Role
     In your interim executive capacity, you will be an Executive Staff (E-Staff) member based out of your home office in Boca Raton, Florida, but with a significant commitment at the Company’s major locations. Your base salary will be $13,541.67 per semi-monthly pay period (or $325,000.00, if annualized), paid in accordance with the customary payroll practices of the Company as established or modified from time to time. Your target incentive compensation is $276,250, or 85% of base salary. Actual incentive payment will be subject to both your and the Company’s achievement of specified goals, as established quarterly by the Compensation Committee of the Board of Directors; any such payments shall be made as soon as is reasonably practicable after the determination by the Compensation Committee that such goals were met and such payments were earned but in any event within ninety (90) days of the completion of the relevant period. Upon completion of service as an executive, you will be eligible for reimbursement for COBRA premiums through June 30, 2012.
     On the first pay date following the beginning of your employment with BigBand, you will receive a sign-on bonus in the amount of $30,000, less applicable tax withholding and other deductions as appropriate, to cover expenses that you may incur in the assumption of these new responsibilities.
     As a member of E-Staff, if you are terminated for any reason other than a termination for Misconduct or Constructively Terminated within six months following a Change in Control you will be eligible to receive (i) a severance benefit in an amount equal to twelve (12) months’ of your annual base salary and (ii) the greater of twelve (12) months’ of health benefits premiums under COBRA or reimbursement for COBRA premiums through June 30, 2012. In addition, you are eligible for the same benefits as other full-time BigBand employees.
     For purposes of this Agreement, “Misconduct” shall mean (i) the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of BigBand’s (or any parent’s or subsidiary’s), any serious violation of BigBand policy or any other intentional misconduct by you adversely affecting the business or affairs of BigBand (or any parent or subsidiary) in a material manner. (ii) your continuing failure or refusal to render services to BigBand in accordance with the duties or requirements of your position with BigBand that remains uncured ten (10) days after written notice to you setting forth in reasonable detail the event on which such notice is based; (iii) your commission of any act or omission constituting gross negligence, gross and willful misconduct, dishonesty or breach of fiduciary duty to BigBand; or (iv) your breach of a material term of this Agreement or Proprietary Information and Inventions Assignment Agreement with BigBand.
     For purposes of this Agreement, “Change in Control” is defined as (i) any merger or consolidation after which the voting securities of BigBand outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of BigBand or such surviving or acquiring entity outstanding immediately after such event; (ii) any sale of all or substantially all of the assets, technology or capital stock of BigBand (other than in a spin-off or similar transaction); or (iii) any change in the share ownership of BigBand, whether by issuance or transfer of shares, as a result of which a person or group of persons that did not previously control BigBand acquires control of BigBand.

     For purposes of this Agreement, “Constructive Termination” is defined as any one or more of the following without your express written consent: (i) a material change in the location of the principal place of your employment from Boca Raton, FL; or (ii) any material failure by BigBand to pay, or any material reduction by BigBand of, your base salary or benefits (unless reductions comparable in amount and duration are concurrently made for all other employees of BigBand with responsibilities, organizational level and title comparable to yours). Should a Constructive Termination occur, you must notify BigBand in writing of such Constructive Termination promptly. Your failure to (i) provide written notice to BigBand within sixty (60) days of the date of such Constructive Termination of the acts or omissions constituting grounds for a Constructive Termination or (ii) failure to provide a reasonable period of not less than thirty (30) days following the date of such notice for BigBand to cure such act or omission shall constitute a waiver of such Constructive Termination.
Board Service
     It is anticipated that you will remain on the Board of Directors throughout the term of your executive service to the Company. Unfortunately, the rules of the Nasdaq exchange on which the Company is listed requires that you resign your positions on the Audit and Compensation Committees during the time of executive service and for a period thereafter. Given the value that you have brought to these committees, it is presently the intention of the Board to reinstate you to such committees after such time as is required for you to meet the independence requirements of the Nasdaq exchange.
     We expect that this executive position will occupy your full business time, other than specified consulting services as approved by the Company’s CEO. We understand that you have no agreements that would restrict or prevent the performance of these new duties for BigBand Networks. You will be required to sign, as a condition of your employment, the Proprietary Rights and Inventions Assignment Agreement attached hereto. You also are required by federal law to verify work authorization status to the Company pursuant to the Immigration and Reform and Control Act of 1986. This verification must occur by your third day of employment.
     To ensure the timely and economical resolution of disputes that arise in connection with your employment with BigBand, you and BigBand agree that any and all disputes, claims (including, but not limited to, any claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Mateo County, California, conducted in accordance with the rules of the American Arbitration Association. By agreeing to this arbitration procedure, both you and BigBand waive the rights to resolve any such dispute through a trial jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any and or all remedies that you or BigBand would be entitled to seek in a court of law. BigBand shall pay all reasonable arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this agreement is intended to prevent either you or BigBand from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and BigBand each have the right to resolve any issues arising under your Employee Proprietary Information and Inventions Assignment Agreement by court action instead of arbitration.
     This agreement and the other agreements referred to above constitute the entire agreement between you and BigBand regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and BigBand. This agreement may only be modified by a document signed by you and the Chief Executive Officer at BigBand.

     Harald , I am pleased at the prospect of you providing even more help than you already have by joining us as an interim Executive Vice President, and I am confident that you can make significant contributions going forward.

Sincerely yours,
/s/ AMIR BASSAN-ESKENAZI
Amir Bassan-Eskenazi
President and Chief Executive Officer

     I accept this offer of at-will employment with BigBand Networks, Inc. and I agree that this letter and the Nondisclosure and Developments Agreement sets forth the complete and sole understanding regarding the terms of my employment and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

/s/ HARALD BRAUN	10/19/10
Harald Braun	Date